EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces Second Quarter 2013 Results

Comparable Restaurant Sales Growth of 2.5% and Traffic Growth of 3.2%

Company Increases Restaurant Development Outlook for Fiscal Year 2013

SOUTHLAKE, Texas, July 16, 2013 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the second quarter ended June 11, 2013. The Company also increased its restaurant development outlook for fiscal year 2013.

Key highlights from the second quarter 2013 compared to the second quarter 2012 include:

  Consolidated revenues increased 19.0% to $60.4 million from $50.7 million.
  Total comparable restaurant sales increased 2.5%, including an increase of 5.9% at Del Frisco's and a decrease of 2.7% at Sullivan's. This follows a comparable restaurant sales increase of 4.2% in the second quarter of the previous year.
  Total comparable entrées, a measure of traffic, increased 3.2%, including an increase of 5.8% at Del Frisco's and an increase of 1.4% at Sullivan's.
  Cost of sales, as a percentage of consolidated revenues, decreased to 30.0% from 30.7%.
  Net income of $4.4 million, or $0.19 per diluted share (on a share base of 23.8 million shares), compared to net income of $3.6 million, or $0.20 per diluted share (on a share base of 18.0 million shares), in the second quarter of last year.
  Adjusted net income*, a non-GAAP measure, of $4.8 million, or $0.20 per diluted share, compared to $4.3 million, or $0.24 per diluted share, in the second quarter of the previous year.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 11.7% to $14.0 million from $12.5 million.

* Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus management fees and accounting expenses paid to a related party, secondary public offering costs, and the public offering transactions bonuses, minus income tax expense at an effective tax rate of 30%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and accounting expenses paid to a related party, secondary public offering costs, public offering transactions bonuses, and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "We are very pleased that the efforts of our team produced a 2.5% increase in total comparable restaurant sales and we are very encouraged by the substantial traffic gains realized at both Del Frisco's Double Eagle and Sullivan's. Del Frisco's Double Eagle continues to deliver solid results, Del Frisco's Grille is on track with its development plan, while during the second quarter we began work on refreshing Sullivan's with an emphasis on solidifying the brand as an affordable neighborhood steakhouse through the introduction of a fixed-price offering. From a cost standpoint, some operational inefficiencies at newer restaurants and deleveraging at Sullivan's negatively impacted our restaurant-level margins, however solid controls and lower cost of sales with strong revenue gains allowed us to increase our four–wall profitability."

Mednansky continued, "We are raising our guidance for new openings as we now expect to add six Del Frisco's Grilles by year-end by bringing forward our Boston-area Chestnut Hill restaurant into this year."

Mednansky concluded, "Our most recent Del Frisco's Grille openings are generating strong sales volumes and have emerged as significant dining and social destinations in their respective markets. As we had anticipated, Del Frisco's Grille is benefitting from a strong lunch component, attracting a younger demographic mix, and mitigating the cost of sales impact of beef from our other brands. Moreover, it is also proving its ability to attract upwardly mobile guests where they work, shop, and live, which thereby affords us tremendous flexibility in securing attractive real estate. While our expansion plans beyond 2013 include the growth of Del Frisco's Double Eagle and Sullivan's Steakhouses, Del Frisco's Grille will be the dominant growth vehicle for our next-generation full-service restaurant company."

Review of Second Quarter 2013 Operating Results

Consolidated revenues increased $9.7 million, or 19.0%, to $60.4 million in the second quarter of 2013 from $50.7 million in the second quarter of 2012. This increase was due to 59 additional operating weeks resulting from five restaurant openings since the second quarter of the previous year. Total operating weeks for all concepts during the second quarter of 2013 increased 16.3% to 420 from 361 in the second quarter of 2012. Total comparable restaurant sales increased 2.5% following a total comparable restaurant sales increase of 4.2% in the second quarter of the previous year.

Cost of sales increased $2.5 million, or 16.1%, to $18.1 million in the second quarter of 2013 from $15.6 million in the second quarter of 2012. As a percentage of consolidated revenues, cost of sales decreased to 30.0% from 30.7%.

Restaurant-level EBITDA** increased $1.5 million, or 11.7%, to $14.0 million in the second quarter of 2013 from $12.5 million in the second quarter of 2012. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 23.2% from 24.7%.

General and administrative costs increased $1.4 million, or 51.2%, to $4.2 million, or 6.9% of consolidated revenues, from $2.8 million, or 5.4% of consolidated revenues, due to growth in corporate and regional management-level personnel and managing training expenses to support recent and anticipated growth along with additional public company related expenses, including stock compensation expense.

Net income in the second quarter of 2013 was $4.4 million, or $0.19 per diluted share, compared to net income of $3.6 million, or $0.20 per diluted share, in the second quarter of 2012. Adjusted net income*, a non-GAAP measure, was $4.8 million, or $0.20 per diluted share, in the second quarter of 2013, compared to $4.3 million, or $0.24 per diluted share, in the second quarter of the previous year. The share base was 23.8 million in the second quarter of 2013 compared to 18.0 million in the second quarter of 2012.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $4.8 million, or 17.4%, to $32.6 million in the second quarter of 2013 from $27.8 million in the second quarter of 2012. This increase was primarily due to an additional 12 operating weeks during the quarter (from 108 to 120) along with a 5.9% increase in comparable restaurant sales. The growth in comparable restaurant sales was comprised of a 5.8% increase in entrée counts and a 0.1% increase in average check and marked the 14th consecutive quarter of positive comparable restaurant sales. In the second quarter of the previous year, comparable restaurant sales increased 7.3%.

  Restaurant-level EBITDA** increased 20.6%, or $1.6 million, to $9.6 million in the second quarter of 2013 from $7.9 million in the second quarter of 2012. The concept benefitted from lower cost of sales along with lower marketing and advertising costs as a percentage of revenues, however, these were partially offset by higher restaurant operating expenses.

Sullivan's Steakhouse

  Revenues decreased $0.5 million, or 2.7%, to $18.2 million in the second quarter of 2013 from $18.7 million in the second quarter of 2012.  The decrease was due entirely to a 2.7% decline in comparable restaurant sales, comprised of a 4.1% decrease in average check that was partially offset by a 1.4% increase in entrée counts. In the second quarter of the previous year, comparable restaurant sales increased 0.6%.  Operating weeks for the quarter remained consistent at 228 for both periods.
  Restaurant-level EBITDA** decreased 25.1%, or $0.8 million, to $2.6 million in the second quarter of 2013 from $3.4 million in the second quarter of 2012, as the concept experienced higher cost of sales and restaurant operating expenses, while marketing and advertising costs decreased slightly as a percentage of revenues.

Del Frisco's Grille

  Revenues increased 124.4%, or $5.3 million, to $9.6 million in the second quarter of 2013 from $4.3 million in the second quarter of 2012. The increase was primarily due to 47 additional operating weeks (from 25 to 72) resulting from three openings subsequent to the second quarter of 2012 and one opening in the first quarter of 2013.
  Restaurant-level EBITDA** increased 60.3%, or $0.7 million, to $1.8 million in the second quarter of 2013 from $1.1 million in the second quarter of 2012. The increase was primarily due to operating week growth.

Restaurant Portfolio

As of June 11, 2013, we owned and operated 35 restaurants across 19 states and Washington, DC, including ten Del Frisco's, 19 Sullivan's, and six Del Frisco's Grille locations. There were no restaurant openings during the second quarter of 2013.

Outlook

Based on current information, we are providing the following updated guidance for the 53-week fiscal year 2013, which ends on December 31, 2013.

  Total comparable restaurant sales increase of 1.5% to 2.5% (on a comparable 52-week basis)
  Five to Six Del Frisco's Grille restaurant openings (versus five restaurant openings previously)
  Cost of sales of 30.5% to 30.9% of consolidated revenues (versus 30.8% to 31.2% previously)
  Restaurant-level EBITDA** of 23.0% to 23.4% of consolidated revenues (versus 22.8% to 23.3% previously)
  General and Administrative expenses of $17.0 million to $18.0 million
  Effective tax rate of approximately 30% to 32%
  Earnings per diluted share of $0.92 to $0.96 based on an annual weighted average diluted common shares outstanding of approximately 23.9 million (versus 20.4 million shares during 2012)
  Gross capital expenditures (before tenant allowances) of $31 million to $33 million (versus $27 million to $29 million previously)

Conference Call

We will host a conference call to discuss the financial results for the second quarter ended June 11, 2013 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer, Tom Pennison, Chief Financial Officer, and Jeff Carcara, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 888-487-0346 or for international callers by dialing 719-325-2201. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 9880580. The replay will be available until Tuesday, July 23, 2013.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 35 restaurants across 19 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ending		24 Weeks Ending
	June 11,	June 12,	June 11,	June 12,
	2013	2012	2013	2012

Revenues	$ 60,359	$ 50,736	$ 120,162	$ 103,678

Costs and expenses:
Costs of sales	18,113	15,596	36,533	31,963
Restaurant operating expenses	26,909	21,462	53,454	43,778
Marketing and advertising costs	1,347	1,153	2,256	2,006
Pre-opening costs	328	832	919	902
General and administrative costs	4,163	2,754	7,938	5,400
Management and accounting fees paid to related party	--	452	--	1,196
Secondary public offering costs	--	--	412	--
Public offering transaction bonuses	--	--	1,805	--
Depreciation and amortization	2,564	1,876	5,006	3,570

Operating income	6,935	6,611	11,839	14,863

Other income (expense), net:
Interest expense	(24)	(1,008)	(48)	(2,228)
Other	--	68	--	65

Income from continuing operations before income taxes	6,911	5,671	11,791	12,700

Income tax expense	2,480	2,043	3,791	4,172

Income from continuing operations	$ 4,431	$ 3,628	$ 8,000	$ 8,528

Discontinued operations, net of income tax	--	(2)	--	84

Net income	$ 4,431	$ 3,626	$ 8,000	$ 8,612

Basic income per common share:
Continuing operations	$ 0.19	$ 0.20	$ 0.34	$ 0.47
Discontinued operations	--	0.00	--	0.01
Basic income per share	$ 0.19	$ 0.20	$ 0.34	$ 0.48

Diluted income per common share:
Continuing operations	$ 0.19	$ 0.20	$ 0.34	$ 0.47
Discontinued operations	--	(0.00)	--	0.01
Diluted income per share	$ 0.19	$ 0.20	$ 0.34	$ 0.48

Shares used in computing net income per common share:
Basic	23,794,667	17,994,667	23,794,667	17,994,667
Diluted	23,826,622	17,994,667	23,794,869	17,994,667

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	June 11,	December 25,
	2013	2012
	(unaudited)

Cash and cash equivalents	$ 14,443	$ 10,763
Total assets	266,244	258,385
Long-term debt	--	--
Total stockholders' equity	188,146	177,901

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from continuing operations plus the sum of the related party management fees and expenses, secondary public offering costs, and the public offering transaction bonuses, minus income tax expense at an effective tax rate of 30%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time expenditures associated with our public offerings as well as the discontinuation of the asset advisory agreement. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, public offering expenses, public offering transaction bonuses and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ending		24 Weeks Ending
	June 11,	June 12,	June 11,	June 12,
	2013	2012	2012	2011
Adjusted Net Income:
Pre-tax Income from continung operations	$ 6,911	$ 5,671	$ 11,791	$ 12,700
Management and accounting fees paid to related party	--	452	--	1,196
Secondary public offering costs	--	--	412	--
Public offering transaction bonuses	--	--	1,805	--
Proforma Adjustments	--	452	2,217	1,196
Adjusted Pre-tax Income	6,911	6,123	14,008	13,896
Income Tax (@ 30%)	2,073	1,837	4,202	4,169
Adjusted Net Income	$ 4,838	$ 4,286	$ 9,806	$ 9,727
Basic EPS (Adjusted)	$ 0.20	$ 0.24	$ 0.41	$ 0.54
Diluted EPS (Adjusted)	$ 0.20	$ 0.24	$ 0.41	$ 0.54

Segment Information and Restaurant-Level EBITDA Reconciliation

	12 Weeks Ending June 11, 2013 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 32,615	100.0%	$ 18,186	100.0%	$ 9,558	100.0%	$ 60,359	100.0%
Costs and expenses:
Cost of sales	9,784	30.0%	5,656	31.1%	2,673	28.0%	18,113	30.0%
Restaurant operating expenses	12,702	38.9%	9,384	51.6%	4,823	50.5%	26,909	44.6%
Marketing and advertising costs	552	1.7%	572	3.1%	223	2.3%	1,347	2.2%
Restaurant-level EBITDA	9,577	29.4%	2,574	14.2%	1,839	19.2%	13,990	23.2%

Pre-opening costs							328	0.5%
General and administrative							4,163	6.9%
Depreciation and amortization							2,564	4.3%

Operating Income							$ 6,935	11.5%

Restaurant operating weeks	120		228		72		420
Average unit volume	$ 3,262		$ 957		$ 1,593		$ 1,725

	12 Weeks Ending June 12, 2012 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 27,777	100.0%	$ 18,699	100.0%	$ 4,260	100.0%	$ 50,736	100.0%
Costs and expenses:
Cost of sales	8,774	31.6%	5,694	30.5%	1,128	26.5%	15,596	30.7%
Restaurant operating expenses	10,559	38.0%	8,967	47.9%	1,936	45.4%	21,462	42.3%
Marketing and advertising costs	503	1.8%	601	3.2%	49	1.2%	1,153	2.3%
Restaurant-level EBITDA	7,941	28.6%	3,437	18.4%	1,147	26.9%	12,525	24.7%

Pre-opening costs							832	1.7%
General and administrative							2,754	5.4%
Management and accounting fees paid to related party							452	0.9%
Depreciation and amortization							1,876	3.7%

Operating Income							$ 6,611	13.0%

Restaurant operating weeks	108		228		25		361
Average unit volume	$ 3,086		$ 984		$ 2,045		$ 1,687
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Liz Brady DiTrapano
         646-277-1226
         liz.ditrapano@icrinc.com